EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Incorporation/Formation
Digene B.V.
Digene do Brasil LTDA
Digene Europe, Inc.
Digene (Switzerland) Sarl
Digene UK (Holdings) Limited
Digene Diagnostics, S.L.*
Digene Deutschland GmbH*
Digene (France) S.A.S.*
Digene Italia SRL*
Digene UK Limited*
Viropath B.V.	Netherlands Brazil Delaware Switzerland United Kingdom Spain Germany France Italy United Kingdom Netherlands

*	Wholly owned subsidiary of Digene UK (Holdings) Limited